As Filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

Under the

SECURITIES ACT OF 1933

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AVENUE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0200077
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

17547 Ventura Boulevard, Suite 305

Encino, California 91316

(Address of Principal Executive Offices)

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AVENUE GROUP, INC. AMENDED AND RESTATED 2000 STOCK OPTION PLAN

(Full Title of the Plan)

———————

Jonathan Herzog

17547 Ventura Boulevard, Suite 305

Encino, California 91316

(Name and Address of Agent for Service)

(818) 465-1200

(Telephone number, including area code, of agent for service)

Copies of Communications to:

BARRY L. BURTEN, ESQ.

Jeffer, Mangels, Butler & Marmaro LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, California 90067

(310) 203-8080

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.0002 per share, issuable upon the exercise of options granted under Avenue Group, Inc. Amended and Restated 2000 Stock Option Plan	15,000,000 shares	$0.36	$5,400,000	$684.18

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers shares of Common Stock that will become issuable upon the exercise of options granted under the Avenue Group, Inc. Amended and Restated 2000 Stock Option Plan and an indeterminate number of shares of Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act of 1933, upon the basis of the closing price per share of the Registrant’s common stock as reported on the Over the Counter Bulletin Board on April 20, 2004.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the Registration Statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by this reference into this Registration Statement:

1.

The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2003, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.

The Registrant’s Current Report on Form 8-K filed on January 22, 2004 announcing the issuance by the Registrant of a press release relating to the execution by Avenue Energy, Inc., a wholly owned subsidiary of the Registrant, of new joint operating and related agreements with Aladdin Middle East Ltd and its affiliates covering drilling and production operations in Turkey.

3.

Description of the Registrant’s Common Stock as set forth in Item 12 of the Registrant’s Form SB-2 Post-Effective Amendment No. 4, dated February 12, 2001.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in the Registrant or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant, at any time prior to the filing of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ applicable duties. The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for actions taken as a director, except for liability:

•

for any breach of the director’s duty of loyalty to us or our stockholders;

•

for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

•

for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation also includes the following provisions regarding indemnification of its directors and officers:

•

the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•

the Registrant may indemnify its other employees and agents to the same extent that it indemnifies its directors and officers; and

•

the Registrant must advance expenses, as incurred, to its directors and officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to very limited exceptions.

In addition, the Registrant’s directors’ and officers’ insurance provides indemnification for certain securities matters.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 dated February 14, 2000, Commission File No. 333-30364.

4.2	Avenue Group, Inc. Amended and Restated 2000 Stock Option Plan

5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP

24.1	Consent of Weinberg & Company, P.A., Independent Certified Public Accountants

24.2	Consent of Counsel (contained in Exhibit 5.1)

25.1	Power of Attorney (contained on signature page)

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act; to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered under this Registration Statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on the 21st day of April, 2004.

AVENUE GROUP, INC.

By	/s/ LEVI MOCHKIN
Levi Mochkin, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Levi Mochkin and Jonathan Herzog, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ LEVI MOCHKIN	President, Chief Executive Officer and Director	April 21, 2004
Levi Mochkin
/s/ (YAM-HIN) JIM TAN	Chief Financial Officer and Director	April 21, 2004
(Yam-Hin) Jim Tan
/s/ JONATHAN HERZOG	Executive Vice President and Director	April 21, 2004
Jonathan Herzog

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation of the Registrant, Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 dated February 14, 2000, Commission File No. 333-30364.

4.2	Avenue Group, Inc. Amended and Restated 2000 Stock Option Plan

5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP

24.1	Consent of Weinberg & Company, P.A., Independent Certified Public Accountants

24.2	Consent of Counsel (contained in Exhibit 5.1)

25.1	Power of Attorney (contained on signature page)